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                        [DORSEY & WHITNEY LLP LETTERHEAD]







Hormel Foods Corporation
1 Hormel Place
Austin, MN 55912

Ladies and Gentlemen:

         We have acted as counsel to Hormel Foods Corporation, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-8 (the "Registration Statement") relating to the sale by the Company from time to time of up to 10,000,000 shares of the Company's common stock, $.0586 par value per share (the "Shares"), issuable under the Company's 2000 Stock Incentive Plan, 2000 Nonemployee Director Stock Option and Award Plan and Nonemployee Director Deferred Stock Plan (the "Plans").

         We have examined such documents, including resolutions adopted by the Board of Directors of the Company on October 4, 1999 (the "Resolutions"), and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

         Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.

         Our opinions expressed above are limited to the Delaware General Corporation Law.

         We hereby consent to your filing of this opinion as an exhibit to the Registration Statement.


Dated: August 18, 2000



                                                        Very truly yours,

                                                        /s/ Dorsey & Whitney LLP


RAR